UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 10, 2021
Romeo Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38795	83-2289787
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4380 Ayers Avenue Vernon, CA 90058	90058
(Address of principal executive offices)	(Zip Code)
(833) 467-2237
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	RMO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.
Effective August 10, 2021, Romeo Power, Inc. (the “Company”) entered into a Supplemental Agreement (the “Supplemental Agreement”) with LG Energy Solution, Ltd. (“LG Energy”), as a supplement to that certain Sales Contract, dated August 28, 2017, by and between the Company and LG Energy, as the successor-in-interest to LG Chem Ltd. (as amended from time to time, and as modified by the Supplemental Agreement, the “Supply Agreement”). The Supply Agreement provides for the manufacture and supply by LG Energy and the purchase by the Company of cylindrical lithium-ion battery cells (“Cells”). The Supplemental Agreement was approved by the Board of Directors of LG Energy and the Company, and became effective on August 10, 2021.
Under the Supply Agreement, LG Energy is committing to supply Cells to the Company through 2028, with a minimum commitment of 17,000,000 Cells for the remainder of 2021 through December 31, 2022, 37,000,0000 Cells in 2023, 87,000,000 Cells in each of 2024, 2025, 2026 and 2027, and 43,500,000 Cells through June 30, 2028. The Company is obligated to purchase such minimum volume amounts. LG Energy has further agreed to use its best efforts to allocate as many Cells as possible to the Company in 2021 and 2022 and to increase the quantity of Cells to be supplied to the Company in 2023 to 87,000,000.
To facilitate LG Energy’s supply of Cells pursuant to the Supply Agreement, the Company has agreed to pay LG Energy a deposit of $1.5 million (the “Deposit”), which will be applied as an advance for Cells purchased in 2021 and 2022, and a prepayment of approximately $64.7 million (the “Prepayment”), which will be used to build an additional assembly line at LG Energy’s manufacturing facility in Ochang, Korea. The Prepayment will be applied as an advance for the Cells to be purchased by the Company during the period from July 1, 2023, to June 30, 2028. Both the Deposit and Prepayment will be amortized ratably in the form of a credit against purchased cells. Pursuant to the terms of the Supply Agreement, the unit price of the Cells will be based on a raw materials index, which will be updated on a semi-annual basis as prices change.
If the Company breaches its minimum volume commitment during any applicable year or portion thereof, LG Energy is entitled to retain, as liquidated damages, the remaining balance of the Deposit or Prepayment for such year (i.e., amounts that have not yet been applied as a credit against purchased Cells), as applicable. If LG Energy materially breaches its minimum volume commitment during any applicable year or portion thereof, or in the event of a force majeure, LG Energy will be required to return the remaining balance of the Deposit or Prepayment for such year (i.e., amounts that have not yet been applied as a credit against purchased Cells), as applicable.
The Supply Agreement includes various representations, covenants, indemnities and other customary provisions and, except for certain exceptions set forth therein, will neither terminate nor expire before June 30, 2028. In certain circumstances, if LG Energy materially breaches its minimum volume commitment and fails to substantially cure such breach after receiving notice from the Company, the Company may terminate the Agreement and LG Energy will be required to supply all Cells ordered by the Company not exceeding 87,000,000 units for 12 months under the price and other terms in effect under the Supply Agreement at the time of such termination (subject to LG Energy’s liability for failure to continue supplying such sales being limited to the Company’s direct damages from such failure up to a maximum of the agreed contract price on the termination date for six months of production capacity of the assembly line built by LG Energy plus refund of the total remaining balance of the Deposit or Prepayment).
This foregoing description of the terms and conditions of the Supply Agreement is not complete and is qualified in its entirety by the full text of the Supply Agreement itself, which is filed herewith as Exhibit 10.1 and is incorporated in this Item 1.01 by reference.

Item 7.01. Regulation FD Disclosure.
On August 12, 2021, the Company issued a press release announcing the Supply Agreement with LG Energy. A copy of the press release is filed as Exhibit 99.1 hereto.
The information contained in this Item 7.01 (including the information contained in Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1*	Supplemental Agreement, effective August 10, 2021, by and among Romeo Power, Inc. and LG Energy Solution, Ltd.
99.1	Press release, dated August 12, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
* Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the Company customarily and actually treats the information contained in such portions as private or confidential and such information is not material.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROMEO POWER, INC.

Date:	August 12, 2021	By:	/s/ Matthew Sant
		Name:	Matthew Sant
		Title:	General Counsel and Secretary